Exhibit 99.1

PhotoMedex Reports Third Quarter Financial Results

Conference call begins at 8:30 a.m. Eastern time today

HORSHAM, Pa.--(BUSINESS WIRE)--November 6, 2014--PhotoMedex, Inc. (NasdaqGS and TASE:PHMD) reports financial results for the three and nine months ended September 30, 2014.

Financial highlights of the third quarter of 2014 include the following (all comparisons are with the third quarter of 2013 and all figures quoted are GAAP, unless stated otherwise):

  Revenues of $53.7 million, an increase of 17%
  Gross profit of $30.7 million, a decrease of 17%
  Non-GAAP adjusted loss per share of ($0.27)
  Net loss of $14.9 million or ($0.80) per share, compared with net income of $1.0 million or $0.04 per diluted share
  Consumer revenues of $24.9 million, a decrease of 32%
  Global direct-to-consumer channel revenues of $17.0 million, a decrease of 42%
  Global retail and home shopping channel revenues of $7.5 million, an increase of 18%
  Global distributor consumer channel revenues of $0.4 million, a decrease of 67%
  XTRAC® psoriasis and vitiligo treatment recurring revenues of $6.1 million, an increase of 45%
  Lasik and refractive procedure revenues of $18.1 million
  Cash and cash equivalents as of September 30, 2014 of $15.9 million, or $0.85 per diluted share

Financial highlights of the nine months ended September 30, 2014 include the following (all comparisons are with the nine months ended September 30, 2013 and all figures quoted are GAAP, unless stated otherwise):

  Revenues of $155.9 million, a decrease of 3%
  Gross profit of $104.9 million, a decrease of 19%
  Non-GAAP adjusted loss per share of ($0.03)
  Net loss of $22.8 million or ($1.22) per share, compared with net income of $15.2 million or $0.72 per diluted share
  Consumer revenues of $94.3 million, a decrease of 30%
  Global direct-to-consumer channel revenues of $69.7 million, a decrease of 24%
  Global retail and home shopping channel revenues of $22.8 million, a decrease of 19%
  Global distributor consumer channel revenues of $1.7 million, a decrease of 88%
  XTRAC® psoriasis and vitiligo treatment recurring revenues of $16.0 million, an increase of 48%
  Lasik and refractive procedure revenues of $31.2 million for the period beginning May 13, 2014

PhotoMedex, Inc. acquired LCA-Vision, Inc. (“LCA”) on May 12, 2014 and, as such, the operating results of PhotoMedex for the nine months ended September 30, 2014 include activity from LCA from May 13, 2014 through September 30, 2014. As a result of purchase accounting rules, the operating results of LCA for the three and nine months ended September 30, 2013 are not included in the consolidated statement of operations for the periods ended September 30, 2013.

“Our third quarter financial results were impacted by challenges we identified last quarter, partially offset by several bright spots. U.S. consumer direct revenues were lower as we reduced short-form television advertising because the supply of available ad space declined while the price increased. Our no!no! Hair advertising media spend was more than $5 million less than the prior-year quarter, which accounts for the drop in direct response revenues. We are developing initiatives should ad space continue to be prohibitively expensive,” said Dolev Rafaeli, CEO of PhotoMedex.

“Partially offsetting this decline, retail consumer sales increased 27% sequentially and 19% over the prior year, with a highly successful home shopping special during the quarter. Live TV home shopping has been an important part of the marketing and sales platform for the no!no! brand since day one. During a one day live home shopping event this past Monday, we sold more than 24,000 units of the no!no! hair removal device and generated retail sales of approximately $4.8 million. This was the largest weekday event since the launch of the brand on this channel seven years ago. In addition, we look forward to several new retailers coming on board later this year. Regarding Kyrobak, during the quarter we advanced the marketing campaign both in the U.S. and the UK and generated revenues of approximately $2.7 million,” according to Dr. Rafaeli.

“XTRAC revenues were up 45% over the third quarter of 2013. We added two XTRAC systems to LasikPlus Centers of Excellence during the quarter and are on track for a roll out of XTRAC to more than 30 LasikPlus centers in 2015. Clinics revenues were $18.1 million representing 10,676 procedures, of which 10,557 were Lasik and 119 were refractive procedures. Our work has focused on optimizing advertising, training staff and implementing labor efficiencies. We successfully piloted new Lasik messaging in nine markets during the quarter, and have since expanded that messaging to 33 markets. We have lowered the cost per minute of advertising while increasing the response rate, which is resulting in a higher number of appointments and a lower patient acquisition cost,” Dr. Rafaeli added.

Reported Financial Results

Revenues for the third quarter of 2014 were $53.7 million, an increase of 17% compared with revenues for the third quarter of 2013 of $45.9 million, which did not include revenues from LCA-Vision.

Net loss for the third quarter of 2014 was $14.9 million or ($0.80) per share, which included $1.4 million in stock-based compensation expense, $3.4 million in depreciation and amortization expense and $2.3 million in amortization of bank debt costs. This compares with net income for the third quarter of 2013 of $1.0 million or $0.04 per diluted share, which included $1.2 million in stock-based compensation expense and $1.6 million in depreciation and amortization expense.

Revenues for the first nine months of 2014 were $155.9 million, a decrease of 3% compared with revenues for the first nine months of 2013 of $161.2 million, which did not include revenues from LCA-Vision.

Net loss for the first nine months of 2014 was $22.8 million or ($1.22) per share, which included $3.9 million in stock-based compensation expense, $7.6 million in depreciation and amortization expense and $2.4 million in amortization of bank debt costs. This compares with net income for the first nine months of 2013 of $15.2 million or $0.72 per diluted share, which included $3.8 million in stock-based compensation expense and $4.5 million in depreciation and amortization expense.

PhotoMedex did not repurchase any shares of its common stock during the first nine months of 2014.

As of September 30, 2014 the Company had cash, cash equivalents and short-term investments of $15.9 million or $0.85 per diluted share, compared with $59.5 million as of December 31, 2013.

On May 12, 2014, the Company entered into senior secured credit facilities totaling $85 million (“the Facilities”) with JPMorgan Chase (“Chase”), comprised of a $10 million revolving credit facility and a $75 million four-year term loan. The Facilities were utilized to refinance the existing term debt with Chase, fund the acquisition of LCA and for working capital and other general corporate purposes.

The Facilities are secured by a first priority security interest in and lien on all assets of the Company. All current and future subsidiaries are guarantors on the Facilities.

There are financial covenants including a maximum leverage covenant and a minimum fixed charge covenant, which the Company must maintain. These covenants will be determined quarterly based on a rolling past four quarters of financial data. As of September 30, 2014, the Company continued to fail to meet both financial covenants and is in default of the credit facilities. On August 25, 2014, the Company entered into an initial Forbearance Agreement with the lenders and subsequently entered into an Amended Forbearance Agreement on November 4, 2014. Subject to the terms and conditions of the Amended Forbearance Agreement, for a period until February 28, 2015, the Administrative Agent will forbear from exercising any remedies relating to specified defaults by the Company under the Credit Agreement. During the Forbearance Period, the Company has agreed to abide by certain additional reporting requirements, restrictions on certain affiliate transfers and retention of an investment bank to pursue options in connection with refinancing the Company's secured debt, as well as other terms and conditions detailed in a Form 8-K filed with the SEC.

A reconciliation of non-GAAP financial measures to GAAP financial measures, and a presentation of the most directly comparable GAAP financial measures are included below.

Non-GAAP Measures

To supplement PhotoMedex’s consolidated financial statements presented in accordance with GAAP, PhotoMedex provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP adjusted (loss) income and non-GAAP adjusted (loss) income per share.

PhotoMedex’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of PhotoMedex’s current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, PhotoMedex believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release is as follows:

	(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(ooo's) except per share amounts	2014	2013**	2014*	2013**

Net (loss) income as reported	($ 14,943)	$886	($22,768)	$15,192
Adjustments:
Depreciation and amortization expense	3,402	1,551	7,599	4,510
Interest expense, net	3,127	1	3,683	10
Income tax (benefit) expense	522	(1,336)	(379)	3072

EBITDA	($ 7,892)	$1,102	($11,865)	$22,784

Stock-based compensation expense	1,388	1,211	3,944	3,795
Acquisition and transaction costs	14	-	2,879	-
Non-ordinary course litigation expenses	916	-	2,310	-
Extraordinary non-recurring bad debt and debt costs	568	-	2,200	-
Non-GAAP adjusted (loss) income	($ 5,006)	$2,313	($ 532)	$26,579

Fully diluted shares outstanding at September 30, 2014	18,724	20,441	18,724	20,441

Non-GAAP adjusted (loss) income per share	($0.27)	$0.11	($0.03)	$1.30

* PhotoMedex, Inc. acquired LCA-Vision, Inc. (“LCA”) on May 12, 2014 and, as such the operating results of LCA for the nine months ended September 30, 2014 include activity from LCA from May 13, 2014 through September 30, 2014.

** As a result of purchase accounting rules, the operating results of LCA for the three and nine months ended September 30, 2013 are not included in the above analysis of operations for the periods ended September 30, 2013.

Conference Call

PhotoMedex will hold a conference call to discuss the Company's third quarter 2014 results and answer questions today beginning at 8:30 a.m. Eastern time.

To participate in the conference call, dial toll free 888-428-9473 or International/toll 719-457-1512 (and confirmation code # 5919055) approximately five to 10 minutes prior to the scheduled start time. For the convenience of our Israeli participants, a local/toll free number (1-80-924-5906) has been set up (the confirmation code remains the same # 5919055). If you are unable to participate, a digital replay of the call will be available from Thursday, November 6, from 11:30 a.m. ET to Thursday, November 20, 2014 at 11:30 a.m. ET, by dialing toll free 888-203-1112 or International/toll 719-457-0820 (Israeli participants may dial 1-80-924-6038) and using confirmation code # 5919055.

The live broadcast of PhotoMedex, Inc.'s quarterly conference call will be available online in the Investor Relations section of www.photomedex.com and at www.streetevents.com. The online replay will be available shortly after the conclusion of the call.

About PhotoMedex

PhotoMedex, Inc. is a Global Health products and services company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians, ophthalmologists, optometrists, consumers, and patients. The Company provides proprietary products and services that address skin conditions including psoriasis, vitiligo, acne, actinic keratosis, photo damage and unwanted hair, as well as fixed-site laser vision correction services at our LasikPlus® vision centers. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. PhotoMedex sells home-use devices under the no!no!™ brand for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas. PhotoMedex further expanded its base through the acquisition of LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand. LCA-Vision operates 60 LasikPlus® vision centers in the U.S., including 51 full-service LasikPlus® fixed-site laser vision correction centers and nine pre- and post-operative LasikPlus® satellite centers. LCA-Vision has performed more than 1.3 million procedures since FDA approval of photorefractive keratectomy (PRK) in late 1995.

SAFE HARBOR STATEMENT

Some portions of the conference call, particularly those describing PhotoMedex' strategies, operating expense reductions and business plans will contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements regarding product development, product extensions, product integration or product marketing; any statements regarding continued compliance with government regulations, changing legislation or regulatory environments; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing. In addition, there are risks and uncertainties related to successfully integrating the products and employees of the Company and Radiancy, as well as the ability to ensure continued regulatory compliance, performance and/or market growth. These risks, uncertainties and other factors, and the general risks associated with the businesses of the Company described in the reports and other documents filed with the SEC, could cause actual results to differ materially from those referred to, implied or expressed in the forward-looking statements. The Company cautions readers not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to the Company and are qualified in their entirety by this cautionary statement. The Company anticipates that subsequent events and developments will cause its views to change. The information contained in this conference call speaks as of the date hereof and the Company has or undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

-- Financial Statements follow --

PHOTOMEDEX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,
	Historical		Total	Total
(ooo's) except per share amounts	PhotoMedex	LCA-Vision	2014	2013**

Revenues:
Product sales	$29,542	$-	$29,542	$41,693
Services	6,069	-	6,069	4,200
Clinic services	-	18,092	18,092	-
	35,611	18,092	53,703	45,893

Cost of revenues:
Product sales	6,846	-	6,846	7,345
Services	1,869	-	1,869	1,721
Clinic services	-	14,246	14,246	-
	8,715	14,246	22,961	9,066
Gross profit	26,896	3,846	30,742	36,827

Operating expenses:
Selling and marketing	24,048	4,792	28,840	30,973
General and administrative	9,261	2,417	11,678	5,972
Research and development and engineering	821	-	821	805
	34,130	7,209	41,339	37,750
Operating loss	(7,234)	(3,363)	(10,597)	(923)
Interest and other financing income (expense), net	(4,014)	190	(3,824)	473

Loss before taxes expense	(11,248)	(3,173)	(14,421)	(450)

Income tax (expense) benefit	(287)	(235)	(522)	1,336

Net (loss) income [1]	($ 11,535)	($ 3,408)	($14,943)	$886

Net (loss) income per share:
Basic	($0.62)	($0.18)	($0.80)	$0.04
Diluted	($0.62)	($0.18)	($0.80)	$0.04

Shares used in computing net (loss) income per share:
Basic	18,724	18,724	18,724	19,983
Diluted	18,724	18,724	18,724	20,441

[1] Includes: depreciation and amortization	1,755	1,647	3,402	1,551
Share-based compensation expense	1,388	-	1,388	1,211
Amortization of bank debt issue costs and discount	2,242	-	2,242	-

** As a result of purchase accounting rules, the operating results of LCA for the three months ended September 30, 2013 are not included in the above consolidated statement of operations for the period ended September 30, 2013.

PHOTOMEDEX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine Months Ended September 30,
	Historical		Total	Total
(ooo's) except per share amounts	PhotoMedex	LCA-Vision	2014*	2013**

Revenues:
Product sales	$108,683	$-	$108,683	$150,381
Services	15,980	-	15,980	10,793
Clinic services	-	31,235	31,235	-
	124,663	31,235	$155,898	$161,174

Cost of revenues:
Product sales	22,328	-	22,328	27,513
Services	5,501	-	5,501	4,809
Clinic services	-	23,129	23,129	-
	27,829	23,129	50,958	32,322
Gross profit	96,834	8,106	104,940	128,852

Operating expenses:
Selling and marketing	83,439	7,447	90,886	90,767
General and administrative	26,918	3,799	30,717	17,899
Research and development and engineering	2,339	-	2,339	2,392
	112,696	11,246	123,942	111,058
Operating (loss) income	(15,862)	(3,140)	(19,002)	17,794
Interest and other financing income (expense), net	(4,448)	303	(4,145)	470

(Loss) income before taxes expense	(20,310)	(2,837)	(23,147)	18,264

Income tax (expense) benefit	701	(322)	379	(3,072)

Net (loss) income [1]	($ 19,609)	($ 3,159)	($ 22,768)	$15,192

Net (loss) income per share:
Basic	($1.05)	($0.17)	($1.22)	$0.74
Diluted	($1.05)	($0.17)	($1.22)	$0.72

Shares used in computing net (loss) income per share:
Basic	18,722	18,722	18,722	20,518
Diluted	18,722	18,722	18,722	20,977

[1] Includes: depreciation and amortization	5,100	2,499	7,599	4,510
Share-based compensation expense	3,944	-	3,944	3,795
Amortization of bank debt issue costs and discount	2,358	-	2,358	-

* PhotoMedex, Inc. acquired LCA-Vision, Inc. (“LCA”) on May 12, 2014 and, as such the operating results of LCA for the nine months ended September 30, 2014 include activity from LCA from May 13, 2014 through September 30, 2014.

** As a result of purchase accounting rules, the operating results of LCA for the nine months ended September 30, 2013 are not included in the above consolidated statement of operations for the period ended September 30, 2013.

PHOTOMEDEX, INC. CONSOLIDATED STATEMENTS OF REVENUES (UNAUDITED)

	For the three months ended:
	September 30, 2014	June 30, 2014	September 30, 2013
Consumer:
Direct	$17,037	$21,846	$29,351
Distributors	404	711	1,232
Retailer and home shopping channels	7,497	5,896	6,327
sub-total	24,938	28,453	36,910

Physician Recurring
XTRAC treatments	6,047	5,475	4,051
Change in XTRAC incremental deferred revenue	22	26	149
Skin care	1,616	1,888	1,882
Other	1,138	1,218	1,277
sub-total	8,823	8,607	7,359

Professional	1,850	1,917	1,624

Clinics	18,092	13,143	-

Total Revenues	$53,703	$52,120	$45,893

PHOTOMEDEX, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(000's)
	September 30, 2014	December 31, 2013
Assets
Cash, cash equivalents and short-term investments	$15,873	$59,501
Accounts receivable, net	22,634	27,218
Inventories	24,857	27,547
Other current assets	28,951	25,638
Property and equipment, net	28,849	10,489
Other non-current assets	156,306	69,715
Total Assets	$277,470	$220,108

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$33,171	$40,047
Other current liabilities	5,089	5,961
Bank and lease notes payable[1]	80,831	10,920
Other liabilities	18,471	2,819
Total liabilities	$137,562	$59,747
Stockholders' equity	139,908	160,361
Total Liabilities and Stockholders' Equity	$277,470	$220,108

1 There are financial covenants including a maximum leverage covenant and a minimum fixed charge covenant, which the Company must maintain. These covenants will be determined quarterly based on a rolling past four quarters of financial data. As of September 30, 2014, the Company continued to fail to meet both financial covenants and is in default of the credit facilities. On August 25, 2014, the Company entered into an initial Forbearance Agreement with the lenders and subsequently entered into an Amended Forbearance Agreement on November 4, 2014. Subject to the terms and conditions of the Amended Forbearance Agreement, for a period until February 28, 2015, the Administrative Agent will forbear from exercising any remedies relating to specified defaults by the Company under the Credit Agreement. During the Forbearance Period, the Company has agreed to abide by certain additional reporting requirements, restrictions on certain affiliate transfers and retention of an investment bank to pursue options in connection with refinancing the Company's secured debt, as well as other terms and conditions detailed in a Form 8-K filed with the SEC.

PHOTOMEDEX, INC. CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED) (In thousands)

	For the Nine Months Ended
	September 30
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	($ 22,768)	$15,192

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,599	4,510
Provision for doubtful accounts	5,831	3,428
Deferred income taxes	250	3,438
Stock-based compensation	3,944	3,795
Insurance reserves	(256)	-
Amortization of bank debt issue costs and discount	2,378	-
Loss on disposal of disposal of property and equipment	(10)	-
Changes in assets and liabilities:
Current assets	3,624	(11,897)
Current liabilities	(27,976)	(7,250)
Net cash (used in) provided by operating activities	(27,404)	11,216

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition, net of cash received	(77,510)	84
Lasers placed in service	(5,387)	(4,430)
Purchases of PP&E, net	(438)	(710)
Other	14,126	(481)
Net cash used in investing activities	(69,209)	(5,537)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options/issuance (share-purchase) of securities, net	(980)	(18,959)
Proceeds from debt, net of repayments	68,308	(652)
Net cash provided by (used in) provided by financing activities	67,328	(19,611)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(237)	54

NET DECREASE IN CASH AND CASH EQUIVALENTS	(29,522)	(13,878)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	45,388	44,348

CASH AND CASH EQUIVALENTS, END OF PERIOD	$15,866	$30,470

Supplemental information:
Cash paid for income taxes	$1,036	$6,582
Cash paid for interest	$936	$13

CONTACT:
LHA
Kim Sutton Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com
@LHA_IR_PR
or
PhotoMedex, Inc.
Dennis McGrath, 215-619-3287
Chief Financial Officer
info@photomedex.com